UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33417 (Commission File Number)	22-2535818 (I.R.S. Employer Identification No.)

1590 Reed Road Pennington, New Jersey (Address of principal executive offices)	08534 (Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On March 31, 2017, Ocean Power Technologies, Inc. (the “Company”) entered into an industrial lease agreement (the “Lease”) with PPH Industrial 28 Engelhard, LLC (the “Landlord”) regarding the Company’s new corporate headquarters in Monroe County, New Jersey.

The premises being rented by the Company consists of approximately 55,900 square feet, of which approximately 8,200 is devoted to office space and approximately 47,700 is available for use as warehouse/production space. The Lease has an initial term of seven years and is anticipated to commence in October 2017. The Lease can be extended for one 5-year term, which must be exercised by giving written notice to the Landlord not earlier than 15 months and not later than 9 months prior to the expiration of the initial term.

The base rent under the Lease is initially approximately $308,000 per year, escalating over the seven years at approximately 3.0% per annum. In addition, the Company provided a letter of credit as security under the Lease in the amount of approximately $154,000. The letter of credit will be reduced beginning in 2020 if certain conditions specified in the Lease are satisfied.

The Lease includes a number of other standard contract terms and conditions, including without limitation, provisions relating to insurance, indemnity, casualty, defaults and assignment and subletting.

The foregoing description of the Lease is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ended April 20, 2017.

On April 6, 2017, the Company issued a press release announcing the execution of the Lease. A copy of the press release is filed herewith as Exhibit 99.2.

Item 8.01     Other Events.

On April 4, 2017, the Company issued a press release announcing its participation in the Offshore Technology Conference in Houston, Texas beginning on Monday, May 1, 2017. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.

Exhibits

*99.1     Press release dated April 4, 2017 regarding OTC presentation.

*99.2     Press release dated April 6, 2017 announcing lease execution.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: April 6, 2017	/s/ George H. Kirby
George H. Kirby
President and Chief Executive Officer

Exhibit Index

*99.1	Press release dated April 4, 2017 regarding OTC presentation.

*99.2	Press release dated April 6, 2017 announcing lease execution.

* Filed herewith.